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                                                                   Exhibit 10.6C

                                AMENDMENT NO. 4
                            TO EMPLOYMENT AGREEMENT


    This Amendment No. 4 to Employment Agreement, made as of the 4th day of February, 1997, as amended on June 13, 1997, October 16, 1998 and December 8, 1999 (the "Agreement") between ePresence, Inc. (formerly Banyan Systems Incorporated), a Massachusetts corporation (the "Company"), and William P. Ferry (the "Employee"), is effective as of the 16th day of November, 2000.
Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

1.  The parties hereto agree that the Agreement is hereby amended as follows:

    (a) Section 3.1 of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

         "Effective January 1, 2001, the Company shall pay the Employee, in bi-weekly installments, a minimum annual base salary of Five Hundred Fifty Thousand Dollars ($550,000) per year. Such base salary shall be subject to adjustment from time to time (but, with respect to any adjustment to be made applicable to an upcoming calendar year, such adjustment shall not be made later than October of the year prior to such upcoming year), as determined by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee")."

    (b) Section 3.2 (a) of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

         "The Employee shall be eligible to receive a minimum bonus ("target bonus") of Three Hundred Fifty Thousand Dollars ($350,000) following the end of each calendar year beginning with 2001, based on the achievement of performance objectives (based primarily on revenue, operating profit and cash flow objectives or other mutually agreeable objectives) to be mutually agreed upon by the Employee and the Compensation Committee. Such target bonus shall be subject to adjustment from time to time (but, with respect to any adjustment to be made applicable to an upcoming calendar year, such adjustment shall not be made later than October of the year prior to such upcoming year), as determined by the Compensation Committee. One Hundred Twenty Thousand Dollars ($120,000) of the target bonus shall be paid to the Employee as a non-recoverable advance against such bonus in quarterly installments of Thirty Thousand Dollars ($30,000) in each of March, June, September and December. The balance of the target bonus for each year, if any, shall be paid at the conclusion of the audit for such year (typically within sixty (60) days after the end of the year). The Compensation Committee may, in its discretion, award and pay a bonus in addition to the target bonus."
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     (c)  Section 3.4 as of the Agreement shall be deleted in its entirety, including the title thereof, and the following shall be inserted in lieu thereof:

          "Outstanding Loans.   Any outstanding loans to the Employee from the
          Company for the purpose of satisfying the Employee's federal and state tax obligations incurred by the Employee with respect to the issuance, vesting or exercise of stock options or restricted shares, shall be consolidated into one loan. Such consolidated loan, and all future loans to the Employee by the Company for the foregoing stated purpose, shall bear simple interest at the applicable federal rate and shall be due and payable 90 days after the Employee's termination date, unless the Employee is terminated pursuant to a Change in Control (as defined in Section 8(a) of the Agreement), in which case such loan shall be due and payable in full 180 days after the Employee's termination date."

     (d) Section 5(a) of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

          "Termination Without Cause by the Company. The Company may terminate this Agreement at any time and without cause by giving 60 days written notice to Employee.

               i. In the event the Company terminates this Agreement pursuant to this Section 5(a), the Company shall pay to the Employee an amount equal to the sum of (1) two times his annual base salary, and (2) two times his target bonus, assuming 100% achievement of the performance objectives established for such bonus.

               ii. Fifty percent (50%) of the total amount due for a termination under this Section 5(a) shall be paid by the Company to the Employee in a lump sum payment upon termination, and the balance shall be paid by the Company to the Employee in twelve equal monthly installments on the first day of each calendar month following the month of termination.

               iii. In the event the Company terminates this Agreement pursuant to this section, the Company shall continue to provide to the Employee (1) the benefits set forth in Section 3.5 of the Employment Agreement, as amended by Section 7 of Amendment No. 2 to the Employment Agreement, for a period of two years following termination, on substantially the same terms as in effect immediately prior to such termination, (2) option vesting continuation for a period of 1year after termination, and (3) with respect to the Company's right to repurchase any unvested restricted shares sold to the employee on December 21, 2000 under that certain Restricted Stock Agreement providing for vesting beginning on April 15, 2001 and ending on October 15, 2002, deemed continued employment for a period of 1 year after termination."

     (e) The final paragraph of Section 5(d) of the Agreement shall be deleted in its entirety and the following shall be inserted in lieu thereof:

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          "If Employee terminates his employment pursuant to this section (d), he will be entitled to the same compensation, benefits and vesting continuation he would receive upon termination without cause by the Company under Section 5(a) above."

     (f)  Section 3.3(b) shall be deleted in its entirety.

     (g) Section 6 of Amendment No. 2 to Employment Agreement shall be deleted in its entirety.

     (h)  Section 8(b) shall hereby be inserted:

          "Upon the occurrence of a Change in Control:

               i. Any unvested stock options granted to the Employee shall become vested and exercisable as to one hundred percent (100%) of the number of shares covered thereby that would not otherwise then be vested and exercisable;

               ii. Each outstanding restricted stock award shall be deemed to be fully vested and no longer subject to a right of repurchase by the Company;

               iii. Subject to Sub-Section iv hereof, the Company shall pay the Employee the payment described in this Section (the "Severance Payment"). In lieu of any further salary payments to the Employee for periods subsequent to the occurrence of a Change in Control and in lieu of any severance benefit otherwise payable to the Employee, the Company shall pay to the Employee a lump sum severance payment, in cash, equal to the sum of 2.99 times his annual base salary and 2.99 times his target bonus at 100% performance.

               iv. In the event that the Employee's Total Payments (not including the Gross-Up Payment), as hereinafter defined, are subject in whole or in part to the excise tax imposed under
               Section 4999 of the Code (the "Excise Tax"), then the Company shall pay to the Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee after payment of any Excise Tax on the Total Payments and any federal, state and local income taxes on the Gross-Up Payment equals the Total Payments, (not including the Gross-Up Payment).

               v. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (1) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have effectively waived in writing prior to the occurrence of a Change in Control shall be taken into account, (2) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company does not constitute a "parachute payment" within the

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               meaning of Section 280G(b) (2) of the Code, (including by reason of Section 280G(b) (4) (A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b) (4) (B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (3) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company in accordance with the principles of Sections 280G(d) (3) and (4) of the Code.

               vi. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the Date of Termination.

               vii. For purposes of this Agreement, "Total Payments" means any payment or benefit received or to be received by the Employee in connection with a Change in Control or the termination of the Employee's employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with (1) the Company, (2) any person whose actions result in a Change in Control, or (3) any person affiliated with the Company or the person whose actions resulted in a Change in Control. Total Payments includes, but is not limited to the Severance Payment and the Gross-Up Payment.

               viii. For the purpose of this Agreement, "Base Amount" shall have the meaning defined in section 280G(b)(3) of the Code.

               ix. The Severance Payment and the Gross-Up Payment, if any, shall be made not later than the fifth day following a Change in Control, provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay to the Employee on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Employee is clearly entitled. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account in originally computing the Gross-Up Payment, the Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax imposed on the Gross-Up Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax). In the event that the Excise Tax is determined to exceed the amount taken into account in originally computing the Gross-Up Payment (including any increase as the results of any payment which cannot be determined, or did not exist, at the time of the original computation), the Company shall recalculate the Gross-Up

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               Payment and pay the additional amount to the Employee at the time that such additional amount in finally determined.

               x. Prior to the payment date set forth in Sub-Section ix, the Company shall provide the Employee with the Company's calculation of the Total Payments and the Gross-Up Payments, if any, and such supporting materials as are reasonably necessary for the Employee to evaluate the Company's calculations, including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement)."


2.   The parties hereto acknowledge that:

     (a) on November 16, 2000, the Compensation Committee authorized the Company to issue and sell to the Employee 120,000 restricted shares of the Company's Common Stock at a price of $.01 per share, and that a form of such Restricted Stock Agreement is attached hereto as, and is subject to the terms set forth in, Exhibit B; and

     (b) on November 16, 2000, the Compensation Committee authorized the Company to issue and sell to the Employee 120,000 restricted shares of the Company's Common Stock at a price of $.01 per share, and that a form of such Restricted Stock Agreement is attached hereto as, and is subject to the terms set forth in, Exhibit C.

     (c) for the avoidance of doubt, that Paragraph 3(g) (regarding exercise period upon death or disability) of that certain non-qualified stock option granted to the Employee on (i) February 4, 1997 exercisable for 1,000,000 shares of the Company's Common Stock, and (ii) October 21, 1999 exercisable for 300,000 shares of the Company's Common Stock (collectively, the "1997 and 1999 Options"), is hereby clarified to provide that if the Employee dies or becomes disabled during a vesting continuation period under Section 5 of the Agreement, with respect to only such portion of the 1997 and 1999 Options that become exercisable by the Employee during such period, if any, such options shall be exercisable by the Employee or by the person to whom such options are transferred by will or the laws of descent and distribution for a period of one year following the cessation of vesting (but in no event after any applicable option expiration date).

     (d) for the avoidance of doubt, that discharge for "cause" under Paragraph 3(h) of the 1997 and 1999 Options shall not mean the Employee's death or disability.

3. To the extent any provision of this Amendment is inconsistent with any provision of the Agreement and/or prior amendments, such provision of the Agreement is hereby modified and superseded by the terms hereof. Any term of the Agreement not so modified or superseded shall remain in full force and effect. For the avoidance of doubt, and without limiting the generality of the foregoing, Sections 1(a) and 1(b) of this Amendment supersede in their entirety Sections 1(a) and 1(b) of Amendment No. 3 to the Agreement, respectively.



     EXECUTED as of the date first set forth above.

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                                        COMPANY:

                                        ePRESENCE, INC.


                                        By: s/ Richard M. Spaulding
                                            ----------------------------------
                                            Name:   Richard M. Spaulding
                                            Title:  Senior Vice President and
                                                    Chief Financial Officer


                                        EMPLOYEE:

                                        /s/ William P. Ferry
                                        --------------------------------------
                                        William P. Ferry

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